EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: February 14, 2017

Andrew S. Love, Jr.

/s/ Andrew S. Love, Jr.

Bank of America and Andrew Sproule Love, Jr. as Trustees U/T/W of Andrew Sproule Love FBO Andrew Sproule Love, Jr.

/s/ Andrew S. Love, Jr.
Name: Andrew S. Love, Jr.
Title: Trustee

Andrew Sproule Love, Jr., as beneficiary Trust created by Andrew Sproule Love U/I/T dated 12/31/1941 as amended U/I dated 8/3/1959

/s/ Andrew S. Love, Jr.
Name: Andrew S. Love, Jr.
Title: Beneficiary

Love Group, LLC

/s/ Andrew S. Love, Jr.
Name: Andrew S. Love
Title: Manager

Love Investment Company

/s/ Andrew S. Love, Jr.
Name: Andrew S. Love, Jr.
Title: Chairman